Exhibit 99.2
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of the financial condition and results of operations of Sonder Holdings Inc. (“Sonder”) together with Sonder’s consolidated financial statements and related notes included elsewhere in the current report on Form 8-K of which this exhibit is a part, or this report. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Sonder’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” or in other parts of this report. Sonder’s historical results are not necessarily indicative of the results that may be expected for any period in the future. Except as otherwise noted, all references to 2021 refer to the year ended December 31, 2021 and references to 2020 refer to the year ended December 31, 2020.
On January 18, 2022, Sonder consummated the previously announced Business Combination pursuant to that certain Agreement and Plan of Merger, dated as of April 29, 2021 (the “Merger Agreement”), as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 27, 2021, by and among the parties to such agreement, by and among Gores Metropoulos II, Inc. (“GMII” or the “Company”), Sunshine Merger Sub I, Inc., (“First Merger Sub”) and a direct, wholly-owned subsidiary of Second Merger Sub (as defined below), Sunshine Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of GMII (“Second Merger Sub”), and Sonder Operating Inc., a Delaware corporation formerly known as Sonder Holdings Inc. (“Legacy Sonder”). Certain terms used in this discussion and analysis of the financial condition and results of operations of Sonder have the same meaning as set forth in GMII’s proxy statement/prospectus/consent solicitation statement dated December 22, 2021 (the “Proxy Statement”), and filed by GMII with the Securities and Exchange Commission (the “SEC”) on December 23, 2021.
Overview
Sonder’s mission is to revolutionize hospitality through design and technology to make a world of better stays open to all. With its innovative end-to-end model, Sonder aims to provide better choice, comfort, reliability and value across a wide variety of use cases — from one night to extended stays — for its diverse mix of traveler types. Officially launched in 2014 and headquartered in San Francisco, California, Sonder’s unique product portfolio of approximately 18,100 Live and Contracted Units — from rooms to suites to apartments — spans 38 cities in 10 countries and three continents as of December 31, 2021. Live Units represent the total number of units available for guest bookings on Sonder.com, the Sonder app and other channels at a given point in time. Contracted Units are Units for which Sonder has signed real estate contracts, but are not yet available for guests to book.
Sonder works directly with real estate developers and property owners to lease, manage and operate spaces, providing guests with exceptionally designed accommodations. Sonder operates and manages each of its more than 250 Live properties using proprietary technology, delivering services to guests via the Sonder app which features self-service and 24/7 on-the-ground support.
Management Discussion Regarding Opportunities, Challenges and Risks
Supply Growth
A key driver of Sonder’s revenue growth is its ability to continue signing appealing apartment and hotel properties with favorable terms. Contracted properties become available for guests to book on their Live Date, which is when the property starts to generate Bookable Nights, which is the total number of nights available for stays across all Live Units, and, in turn, revenue.
Sonder quickly pivoted its supply growth strategy during the first quarter of 2020 when the COVID-19 pandemic began impacting the global hospitality industry. Sonder paused all efforts to contract new units in order to focus on preserving cash and optimizing its existing portfolio’s performance. Additionally, Sonder exited leases for nearly 3,400 Live and Contracted Units from March 1, 2020 through December 31, 2020. This targeted unit phase-out enabled Sonder to minimize cash losses during the lockdowns, and rebalance its portfolio away from less favorable units. As a result, Sonder’s total Live and Contracted Units decreased by approximately 10% in 2020, to approximately 12,000 units as of December 31, 2020.
Sonder resumed its growth efforts in the fourth quarter of 2020, and its focus during the fourth quarter of 2020 and first quarter of 2021 was on signing new properties and rebuilding its pipeline. In the second to fourth quarters of 2021, Sonder continued to build its pipeline of signed leases and targeted properties across various real estate asset classes (hotels, apartments, and office to apartment conversions). As a result, as of December 31, 2021, Sonder had a Total Portfolio of approximately 18,100 Live and Contracted Units.
Ability to Attract and Retain Guests
Another key driver of Sonder’s revenue growth is its ability to continue to attract demand from repeat guests and to attract new guests through various channels. Sonder sources demand from a variety of channels, including Online Travel Agencies (“OTAs”) such as Airbnb, Booking.com and Expedia, as well as directly through Sonder.com and the Sonder app. Bookings made through OTAs incur channel fees, where Sonder pays a certain percentage of the revenue booked on the OTA in order to compensate the OTA for its listing services. In general, direct bookings are more advantageous to Sonder as they do not incur channel fees.
Direct Bookings
Direct bookings as a percentage of booked revenue (“Direct Bookings”) have fluctuated in recent years due to the COVID-19 pandemic. While OTAs were historically Sonder’s primary source of demand, Sonder saw an increase in Direct Bookings commencing in early 2020, as Sonder pursued performance marketing and offered extended stay discounts on Sonder.com during the early phases of the pandemic. For the year ended December 31, 2021, Direct Bookings were 45% as compared to 50% in the year ended December 31, 2020 as a result of the broader hospitality industry continuing to recover from the COVID-19 pandemic.
As the broader hospitality industry continues to recover from the COVID-19 pandemic, Sonder expects its direct bookings to remain at current levels or decrease moderately over time.
Technology
Sonder invests significant resources in its technology architecture and infrastructure. These improvements allow Sonder to deploy the latest tools and technologies to build proprietary external and internal facing technology. Sonder’s technology is essential to its user experience, as its home-grown technology powers the entire guest journey, from booking through check-out.
External Facing Technology:
•Sonder’s proprietary technology is essential to its user experience—from enabling easy, intuitive browsing of Sonder’s full portfolio to allowing seamless reservations. Upon arrival at a Sonder property, Sonder’s “lobby on your phone” technology guides guests through the in-app check-in and one-touch WiFi, while Sonder’s digital concierge feature offers curated lists of localized food and experience recommendations to help guests get the most out of their stay. Sonder guests can book intra-stay cleaning and self-serve additional customer service requests on the Sonder app while also ensuring a frictionless check-out.
Internal Facing Technology:
•In addition to Sonder’s guest-facing technology, proprietary technology powers Sonder’s business processes and operations, from supply growth to building openings and day-to-day operations. Sonder has developed:
◦Its own infrastructure to fuel its real estate underwriting efforts;
◦Technology to facilitate its global supply chain for furniture, art and fixtures;
◦A proprietary booking engine;

◦Pricing and calendar revenue management software;
◦Room attribution algorithms; and
◦Task and workflow management software.
Sonder’s emphasis on continued technological improvement is key to continued guest experience improvements and guest retention, as well as continued reduction in operating costs compared to Traditional Hotels. Over the course of 2021, Sonder launched many new features, including a comprehensive mobile app lobby redesign, full roll-out of in-app early check-in/late check-out, launching an improved messaging tab, transitioning to building-based search and listings, launching mobile key one-touch check-in functionality, and more, and expects to continue rolling out additional features and technology in the future.
The Business Combination and Public Company Costs
On April 29, 2021, Legacy Sonder entered into the Merger Agreement with GM II, First Merger Sub and Second Merger Sub pursuant to which, among other things, on January 18, 2022, Legacy Sonder merged with First Merger Sub, with Legacy Sonder surviving and, immediately following the consummation of the First Merger and as part of the same overall transaction, Legacy Sonder, as the Surviving Corporation, merged with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity. Legacy Sonder will be deemed the accounting predecessor and GM II is the successor SEC registrant, which means that Legacy Sonder’s financial statements for previous periods will be disclosed in Sonder’s future periodic reports filed with the SEC.
The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, the Company will be treated as the acquired company for financial statement reporting purposes. The most significant change in the Company’s future reported financial position and results is an increase in cash (as compared to Sonder’s consolidated balance sheet at December 31, 2021) of approximately $405.9 million, net of the pay down of $29.0 million outstanding principal of the TPC loan, as well as non-recurring transaction costs of approximately $49.7 million, of which Sonder expects approximately $6.3 million to be expensed. The $405.9 million includes $158.8 million of delayed draw notes, net of commitment fees. For additional information please refer to Exhibit 99.3 “Unaudited Pro Forma Condensed Combined Financial Information.”
Upon the closing of the Business Combination, the Company’s Common Stock was listed on Nasdaq and now trades under the ticker symbol “SOND.” As Legacy Sonder’s management team and business operations now comprise the Company’s management and operations, the Company will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Company expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Sonder’s Business Model
Sonder offers a selection of hotels and apartments in cities around the world that guests can book on a nightly, weekly or monthly basis. Sonder leverages its proprietary technology to select, design and manage its global portfolio of properties. Sonder secures its portfolio of properties by entering into agreements with real estate owners under multi-year contracts that allow Sonder to operate the properties on a nightly basis. Sonder’s typical contract has an initial term of 5-7 years plus up to two 5-year renewals at Sonder’s election. The agreements can take the form of a Fixed Lease, Mixed Lease or Revenue Share agreement.
•Fixed Lease agreement: The vast majority of Sonder’s historical contracts with real estate owners have been Fixed Lease agreements, whereby Sonder agrees to a fixed periodic fee per unit. Sonder then generates revenue on a nightly basis through guests booking and staying at the Sonder operated property.
•Mixed Lease agreement: Sonder sometimes employs a hybrid contract structure whereby Sonder agrees to pay the real estate owner a minimum fixed periodic fee, plus a certain share of property revenue, typically with a capped periodic amount.

•Revenue Share agreement: Sonder intends to sign an increasing number of Revenue Share agreements, whereby Sonder agrees to pay the real estate owner a variable fee based on certain revenue related metrics as specified in the agreement, rather than Sonder paying a fixed periodic fee.
Sonder has increasingly migrated to a capital light model, whereby real estate owners fund the vast majority of Sonder’s upfront Capital Expenditures. Among Sonder’s post-COVID-19 lease signings, a substantial majority of all pre-opening costs are funded by real estate owners. In most cases, Sonder compensates the real estate owner in the form of slightly higher rents, effectively amortizing the allowance provided to Sonder over the term of the lease.
Sonder generates revenue on a nightly basis when guests book and stay at Sonder properties, which they can do either directly through Sonder.com or the Sonder app, or through one of several OTA partners with whom Sonder lists its properties.
Key Business Metrics and Non-GAAP Financial Measures
Sonder tracks the following key business metrics and non-Generally Accepted Accounting Principles (non-GAAP) financial measures to evaluate its performance, identify trends, formulate financial projections and make strategic decisions. Accordingly, Sonder believes these key business metrics and non-GAAP financial measures provide useful information to investors and others in understanding and evaluating Sonder’s results of operations in the same manner as Sonder’s management team.
These key business metrics and non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled metrics or measures presented by other companies.
Key Business Metrics
The following table provides the key metrics for the periods presented (rounded):

	Years Ended December 31,		Change
	2021	2020	#	%
Live Units (End of Period)	7,600	4,500	3,100	69%
Bookable Nights	2,031,679	1,558,779	472,900	30%
Occupied Nights	1,380,266	1,013,453	366,813	36%
Occupancy Rate	68%	65%	3%	N/A
RevPAR	$115	$74	$41	55%
Live Units
Live Units represent the total number of units available for guest bookings on Sonder.com, the Sonder app and other channels at a given point in time. Live Units generate Bookable Nights which can ultimately generate revenue. Live Units are a key driver of revenue, and a key measure of the scale of Sonder’s business, which in turn drives its financial performance.
Live Units are driven by the number of units contracted in prior periods, and the Lead Time and Opening Period associated with making those units available to guests. The time from contract signing to building opening varies widely, ranging from relatively short periods for hotels that already meet Sonder’s brand standards, to many months or even years for projects under renovation or construction. The number of Live Units at the end of a period is also affected by the number of units that were removed from Sonder’s portfolio during that same period, which Sonder refers to as dropped units. Typically, Sonder does not drop many Live Units, other than certain units at the end of their contracts, during atypical times such as during the COVID-19 pandemic, or due to unforeseen regulatory changes within an existing market.

As of December 31, 2021, Sonder had over 7,600 Live Units, compared to approximately 4,500 Live Units as of December 31, 2020. This 69% increase in Live Units as of December 31, 2021 compared to December 31, 2020, was driven by Sonder’s renewed focus on portfolio growth in line with COVID-19 recovery.
Bookable Nights / Occupied Nights /Occupancy Rate
Bookable Nights represents the total number of nights available for stays across all Live Units. This excludes nights lost to full building closures greater than 30 nights. For example, one unit unavailable to guests for five nights due to regular maintenance would still be included as part of Bookable Nights. Occupied Nights represents the total number of nights occupied across all Live Units. Occupancy Rate is calculated as Occupied Nights divided by Bookable Nights. Bookable Nights, Occupied Nights, and Occupancy Rate are key drivers of revenue, and key measures of the scale of Sonder’s business, which in turn drives financial performance.
For the year ended December 31, 2021, Sonder had 2,031,679 Bookable Nights, compared to 1,558,779 Bookable Nights during the year ended December 31, 2020. The 30% increase in Bookable Nights for the year ended December 31, 2021 compared to the year ended December 31, 2020 was driven by Sonder’s renewed focus on Live Unit growth.
For the year ended December 31, 2021, Sonder had 1,380,266 Occupied Nights, compared to 1,013,453 Occupied Nights during the year ended December 31, 2020. In addition, for the year ended December 31, 2021, Sonder had a 68% Occupancy Rate, compared to 65% during the year ended December 31, 2020. This represents a 36% increase in Occupied Nights for the year ended December 31, 2021 compared to the year ended December 31, 2020, driven by a recovery in travel demand as COVID-19 vaccination rates continue to climb and cities begin to open and return to normal operations.
Revenue Per Available Room and Average Daily Rate
Revenue per Available Room (“RevPAR”) represents the average revenue earned per available night, and can be calculated either by dividing revenue by Bookable Nights, or by multiplying Average Daily Rate (“ADR”) by Occupancy Rate (“OR”). ADR represents the average revenue earned per night occupied, and is calculated as Revenue divided by Occupied Nights. RevPAR and ADR are key drivers of revenue, and key measures of Sonder’s ability to attract and retain guests, which in turn drives financial performance.
RevPAR is driven by ADR and OR. Several factors may explain period-to-period RevPAR variances:
•Units in ramp represent units that became live in recent months and have not yet reached mature economics. Typically, new units take several months to achieve mature ADR and OR as buildings stabilize and drive organic bookings, so if a period has a significant increase in Live Units, this may reduce the portfolio’s RevPAR.
•Market Mix represents the composition of Sonder’s portfolio based on geographic presence. Certain markets such as New York or London typically earn higher RevPARs, while certain other markets such as Houston or Phoenix typically earn lower RevPARs. Therefore, if the market mix shifts toward lower RevPAR markets, it may adversely impact the portfolio’s RevPAR.
•Product Mix represents the composition of Sonder’s portfolio between apartments and hotels. In general, apartments are typically higher RevPAR bookings because they typically offer more amenities (e.g., kitchen, in-unit washer/dryer) and have higher square footage compared to Sonder’s hotel units.
•Seasonality represents typical period-to-period variances in a particular property’s RevPARs depending upon seasonal factors (e.g., weather patterns, local attractions and events, holidays) as well as property location and type. Based on results prior to the COVID-19 pandemic, Sonder generally expects its RevPARs to be lower on a constant portfolio basis in the first quarter and fourth quarters of each year due to seasonal factors such as weather and holidays and the current market mix and product mix of its portfolio. The effect of seasonality will vary as Sonder’s market mix and product mix continues to evolve.

For the year ended December 31, 2021, Sonder achieved a RevPAR of $115 compared to a RevPAR of $74 for the year ended December 31, 2020, representing a 55% increase in RevPAR primarily driven by a 48% ADR increase from $114 to $169 because of a significant increase in travel as COVID-19 vaccination rates continue to climb and cities return to normal operations.
Non-GAAP Financial Measures
To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, Sonder uses the following non-GAAP financial measures: Property Level Profit (Loss), Property Level Profit (Loss) Margin, and Adjusted EBITDA (collectively the “non-GAAP financial measures”).
The following table presents a reconciliation of loss from operations to Property Level Profit (Loss) for the periods shown (in thousands):

		Years Ended December 31,
		2021	2020
Loss from operations		$(259,945)	$(243,822)
Add:	Operations and support	142,728	115,072
	General and administrative	106,135	77,033
	Research and development	19,091	17,552
	Sales and marketing	23,490	12,848
Less:	Property Level Costs
	Channel fees included in sales and marketing	(15,916)	(7,734)
	Customer service, laundry/consumables, maintenance and utilities and insurance included in operations and support	(57,879)	(33,527)
	Property Level Profit (Loss)	$(42,296)	$(62,578)
Property Level Profit (Loss) Margin		(18.2)%	(54.1)%
GAAP rent to Landlord Payments adjustment		$26,970	$4,916
GAAP rent to Landlord Payments adjustment margin		11.6%	4.2%
Property Level Profit (Loss)
Property Level Profit (Loss) (“PLL” or “PLP”) represents loss from operations after adding back corporate-level expenses less Property Level Costs (“PLC”). PLC is defined as personnel-related expenses accumulated and directly associated with each of Sonder’s properties, including channel fees (included in sales and marketing), customer service (included in operations and support), laundry/consumables (included in operations and support), maintenance (included in operations and support), and utilities and insurance (included in operations and support). This presentation provides the profitability at the property level in the aggregate before taking into account corporate expenses and is the most direct comparison to other hospitality companies that provide property level metrics.
Refer to the Operations and Support, Research and Development, General and Administrative, and Sales and Marketing discussion in the section titled “Components of Results of Operations” below for explanations of the changes in these figures.
PLP or PLL is a key measure of Sonder’s PLC efficiency as well as financial performance and ability to operate units with compelling unit economics. PLL or PLP variances may be explained by the factors described above, as well as the following additional factors:
•Transaction Structures represent the varying types of lease agreements Sonder enters into with real estate owners, including (i) Fixed Lease, (ii) Mixed Lease and (iii) Revenue Share agreements.
◦The vast majority of Sonder’s historical contracts with real estate owners have been Fixed Lease agreements, whereby Sonder agrees to a fixed periodic fee per unit during the term of the lease.

◦Sonder sometimes employs a hybrid Mixed Lease deal structure whereby it agrees to pay the real estate owner a minimum fixed periodic fee, plus a certain share of property revenue, typically with a capped periodic amount.
◦In the future, Sonder intends to sign an increasing number of Revenue Share agreements, whereby Sonder agrees to pay the real estate owner a variable fee based on certain revenue related metrics as specified in the agreement, rather than Sonder paying a fixed periodic rent to the property owner.
◦The transition to more liability light (Mixed Lease and Revenue Share) transaction structures is expected to increase Sonder’s Property Level Profit (Loss) during the unit ramp process and partially offset the impact of seasonality, as real estate owner payments will be more closely tied to revenue generated.
•Product Mix represents the composition of Sonder’s Total Portfolio between apartment and hotel units. In general, apartments require higher GAAP rent because they typically have larger square footage compared to Sonder’s hotel units. The impact of higher GAAP rent combined with higher RevPARs for apartments typically leads to relatively similar Property Level Profit (Loss) for apartments and hotels.
•Market Mix represents the composition of Sonder’s portfolio based on geographic presence. Certain markets such as New York or London typically require higher GAAP rent on a per unit basis, while certain markets such as Houston or Phoenix typically require lower GAAP rent on a per unit basis. Therefore, if the market mix shifts toward lower GAAP rent markets, it may compress aggregate portfolio GAAP rent. Typically, markets with higher RevPARs have higher GAAP rent, which often leads to relatively similar Property Level Profit (Loss) for high and low RevPAR markets.
•Length of Stay represents the average number of nights for each unique stay, and is calculated as Occupied Nights divided by Checkouts. Longer stays drive lower turnover costs (i.e., cleaning, laundry and consumables) and therefore results in higher PLP because these costs are incurred by Sonder less frequently for longer stays. Sonder’s extended stay initiative following the onset of the COVID-19 pandemic drove average Length of Stay (“LOS”) up significantly to a peak of 14 nights in April 2020. For the month of September 2021, LOS decreased to five nights. Sonder expects its LOS to remain at historical averages of approximately five nights following full COVID-19 recovery, with a modest portion of long-term revenue still driven by extended stay bookings.
•Channel Fees represent the percentage of revenue booked on an OTA that Sonder pays out as marketing fees to compensate the respective channel for its listing services. Sonder records these charges as an operating expense in sales and marketing on the GAAP consolidated statement of operations. These fees are captured in PLC and reduce PLP. In general, direct bookings drive a higher PLP given they do not incur channel fees.
•Technological and Operational Improvements represent opportunities to decrease PLC on an Occupied Night basis as Sonder grows and attempts to increase its operational efficiency. As Sonder grows in each of its markets, it expects to increase PLC efficiency through scale and greater building concentration (e.g., shorter transit times between service requests, bulk and scaled buys, vendor standardization, transition from reactive to preventative maintenance) as well as technological improvements to drive further efficiency and project management (e.g., warehouse and inventory management, listing distribution, tech-enabled customer service dispatch, automated replies to basic inquiries and self-service for requests).
Property Level Profit (Loss) and Property Level Profit (Loss) Margin may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of Property Level Profit (Loss) and Property Level Profit (Loss) Margin is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Property Level Profit (Loss) excludes certain costs, such as corporate costs, which are considered normal, recurring cash operating expenses and are essential to support the operation and development of Sonder’s properties. Therefore, this measure may not provide a complete understanding of Sonder’s operating results as a whole. Property Level Profit (Loss) and Property Level Profit (Loss) Margin should be reviewed in conjunction with Sonder’s GAAP financial results.

For the year ended December 31, 2021, Sonder had a PLL of approximately $42.3 million with a PLL Margin of 18.2%, compared to a PLL of approximately $62.6 million with a PLL Margin of 54.1% for the year ended December 31, 2020. This represents a 32.4% improvement in PLL for the year ended December 31, 2021, driven by an increase in revenue of 101.4% for the year ended December 31, 2021 as compared to the year ended December 31, 2020 driven by a revival of travel demand as COVID-19 vaccination rates begin to increase throughout the globe and guests begin to look for vacation opportunities, and Live Unit growth contributing to increased Bookable Nights.
The following table provides a reconciliation of net loss to Adjusted EBITDA (in thousands):

	Years Ended December 31,
	2021	2020
Net loss	$(294,387)	$(250,316)
Interest expense, net	44,090	6,402
Provision for income taxes	242	323
Depreciation and amortization	17,714	16,969

EBITDA	$(232,341)	$(226,622)

Stock-based compensation	25,247	7,223
Other expense (income), net	(9,890)	(231)
COVID-19 related offboardings	—	9,875

Adjusted EBITDA	$(216,984)	$(209,755)

GAAP rent to Landlord Payments adjustment	$26,970	$4,916
FF&E allowance realized(1)	$4,322	$—
__________________
(1)Represents cash payments from real estate owners received for capital expenditure financing
Adjusted EBITDA
Adjusted EBITDA is defined as net loss excluding the impact of interest expense, net, provision for income taxes, depreciation and amortization, stock-based compensation, other expense (income) net, and COVID-19 related offboardings (costs associated with dropping units, such as lease termination fees and gain or loss on disposal of assets, at the beginning of the COVID-19 pandemic). Adjusted EBITDA is a key measure of Sonder’s financial performance and measures Sonder’s efficiency in managing its other operating expenses. Sonder utilizes Adjusted EBITDA because certain items, such as depreciation and amortization, are non-cash in nature or the amount and timing of these items are unpredictable, are not driven by core results of operations and render comparisons with prior periods and competitors less meaningful.
Adjusted EBITDA is driven by RevPAR and PLP / PLL. Adjusted EBITDA variances may be explained by the RevPAR and PLP / PLL factors described above, as well as the following additional factor:
•Technological and Operational Improvements will also drive decreased other operational expenses through portfolio scale and concentration (e.g., real estate business development agents covering multiple markets, cost efficiencies related to taking over full buildings), technological improvements in city / headquarter general and administrative costs, and research and development (e.g. underwriting, pricing, and supply chain automation) functions.
EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA and Adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of Sonder’s performance and should be reviewed in conjunction with our GAAP financial measures.
For the year ended December 31, 2021, Sonder had a net loss of $294.4 million, compared to a net loss of $250.3 million for the year ended December 31, 2020.
For the year ended December 31, 2021, Sonder’s Adjusted EBITDA was a loss of approximately $217.0 million compared to an Adjusted EBITDA loss of approximately $209.8 million for the year ended December 31, 2020. For the year ended December 31, 2021, this represented a 3.4% increase in loss to Adjusted EBITDA which was primarily driven by an increase in general operating expenses in the period.
GAAP rent to Landlord Payments adjustment
Landlord Payments are cash payments to real estate owners recognizing abatement at the time it is utilized (often at the commencement of a real estate contract), expressed in U.S. dollars. This recognizes the economic substance of the payment to real estate owners as reflected in the real estate contract (e.g., if a building’s Takeover Date was January 1, 2019 and it had three months of abatement at the beginning of the real estate contract, the Landlord Payments for the building in the first quarter of 2019 would be $0).
The GAAP rent to Landlord Payments adjustment translates GAAP rent to Landlord Payments, expressed in U.S. dollars. GAAP rent straight lines abatement, the benefit of FF&E allowance, and future escalation payments over the duration of the real estate contract. In contrast, Landlord Payments recognizes abatement from real estate owners at the time abatement is utilized (often at the commencement of a real estate contract), and future escalation payments at the time they actually occur, in an effort to most accurately reflect the timing of cash outflows for rent.
Abatement terms are negotiated for the vast majority of Sonder’s real estate contracts and represent free months of payments to real estate owners. As Sonder attempts to rapidly increase its unit portfolio, abatement is expected to play a large role in driving down Landlord Payments during periods with a significant number of new Live Units.
COVID-19’s Business Impact on Sonder
The ongoing impact of the COVID-19 pandemic on the global economy and the extent to which it will continue to adversely impact Sonder remains uncertain. Sonder’s financial results for all of 2020 were materially adversely affected by the COVID-19 pandemic, and COVID-19 may continue to materially adversely impact business operations, results of operations and liquidity in the near term. While monthly RevPAR and Occupancy Rates have been improving since May 2020, the extent of the recovery is uncertain and will be largely dependent on the effectiveness of COVID-19 prevention (vaccination and continued social distancing) and treatment, infection rates, and governmental responses in the cities and countries in which Sonder operates. The COVID-19 pandemic transformed how society works, connects, and travels, while at the same time creating incredible challenges, particularly for the hospitality industry and Sonder. As the world locked down in Spring 2020, severely impacting Occupancy Rate and RevPAR, Sonder acted quickly to reduce costs and bolster revenues to mitigate the impacts of the COVID-19 pandemic. As part of its COVID-19 response strategy, Sonder renegotiated a significant portion of its Live and Contracted Unit property portfolio, significantly reduced overhead costs, and pivoted to new sources of demand.
As a result of Sonder’s efforts to drive alternative sources of demand through the pandemic, Sonder substantially outperformed Traditional Hotels on both an Occupancy Rate and RevPAR basis from March 2020 through the end of 2021. Sonder’s outperformance vs. Traditional Urban Upper Upscale hotels for Occupancy and RevPAR have narrowed from their peak during the height of the COVID-19 pandemic as leisure travel demand has increased across all accommodation categories.
The extent and duration of the impact of the COVID-19 pandemic over the longer term remain uncertain and dependent on future developments that cannot be accurately predicted at this time, such as the introduction and spread of new variants of the virus (including, for example, the Delta and Omicron variants), that may be more contagious or resistant to currently approved vaccines.

Components of Results of Operations
Revenue
Sonder’s revenue consists of amounts received from guests for its accommodations, net of discounts and refunds provided to guests. Sonder’s revenue is generated from stays booked through Sonder.com or the Sonder app, which it refers to as direct revenue, or from stays booked through third party online travel agencies, which it refers to as indirect revenue. Discounts include member discounts, Length of Stay discounts, and hospitality discounts.
There is a difference in timing between when a booking is made and when Sonder recognizes revenue, which begins upon check-in and is recognized over the length of the stay. Sonder records the amounts that it collects from guests prior to check-in on its balance sheet as deferred revenue. If a guest cancels a reservation within the cancellation period, a refund is provided to the guest. If the cancellation occurs outside Sonder’s window, Sonder will recognize such cancellation as revenue in the period in which the cancellation occurs.
Cost of Revenue
Cost of revenue consists of those costs that are contractually fixed or variable, including, rental payments payable to real estate owners to acquire usage of the unit, cleaning costs, and payment processing charges. Sonder expects its cost of revenue will continue to increase on an absolute dollar basis for the foreseeable future to the extent that Sonder continues to see growth in bookings and expands its portfolio of properties. Cost of revenue may vary as a percentage of revenue from period-to-period based on the timing and seasonality of bookings.
Operations and Support
Operations and support costs are related to guest-facing functions and variable expenses associated with guest units that are not payments to acquire usage of the room, such as customer service agents and hospitality agents, depreciation of property and equipment, and costs to operate rental spaces including utilities, opening new spaces, lease termination fees, and purchases of low value items for units such as small kitchen appliances. Sonder expects operations and support expense to increase on an absolute dollar basis for the foreseeable future to the extent that Sonder continues to expand its portfolio of properties.
General and Administrative
General and administrative costs primarily consist of personnel-related expenses for back-office administrative functions, such as legal, finance and accounting, public policy, and human resources. It also includes certain professional services fees, corporate offices, technology expenses, bad debt expense, general corporate and director and officer insurance, and other corporate-level expenses Sonder incurs to manage and support its operations. Sonder expects to incur additional general and administrative costs as a result of operating as a public company, including expenses to comply with the rules and regulations of the SEC and Nasdaq, as well as higher expenses for corporate insurance, director and officer insurance, investor relations, and professional services. Overall, Sonder expects its general and administrative costs will vary from period to period as a percentage of revenue for the foreseeable future.
Research and Development
Research and development expenses primarily consist of personnel-related expenses and an allocation of Sonder’s facility expenses incurred in connection with the development of its existing and new services. Sonder continues to focus its research and development efforts on adding new features and services, and increasing the functionality and enhancing the ease of use of existing services. Sonder capitalizes the portion of its software development costs that meets the criteria for capitalization. Sonder expects that its research and development expenses will increase on an absolute dollar basis and will vary from period to period as a percentage of revenue for the foreseeable future as Sonder continues to invest in research and development activities relating to ongoing improvements to and maintenance of its technology and other services, including the hiring of personnel to support these efforts.

Sales and Marketing
Sales and marketing expenses primarily consist of advertising costs, personnel-related expenses for Sonder’s sales, marketing, branding, as well as service charges for bookings made through OTAs. Sonder expects its sales and marketing expense will vary from period to period as a percentage of revenue for the foreseeable future.
Interest Expense, Net and Other Expense, Net
Interest expense, net and other expense, net consists primarily of realized and unrealized gains and losses on foreign currency transactions and balances, interest expense related to the term loans and convertible debt, and the change in fair value of warrants or other instruments carried at fair value.
Provision for Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations and comprehensive loss as of the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2021 and 2020, Sonder has recorded a full valuation allowance against its deferred tax assets due to its history of losses.
Sonder is subject to income taxes in the United States and foreign jurisdictions in which we do business. Foreign jurisdictions have different statutory tax rates than those in the United States. Additionally, certain of our foreign earnings may also be taxable in the United States. Accordingly, our effective tax rate is subject to significant variation due to several factors, including variability in our pre-tax and taxable income and loss and the mix of jurisdictions to which they relate, intercompany transactions, changes in how we do business, changes in our deferred tax assets and liabilities and their valuation, foreign currency gains and losses, changes in statutes, regulations, case law, and other laws and accounting rules in various jurisdictions, and relative changes of expenses or losses for which tax benefits are not recognized. Additionally, our effective tax rate can vary based on the amount of pre-tax income or loss.
Sonder recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.
Sonder recognizes interest and penalties if any, related to income tax matters as a component of income tax expense.

Results of Operations
Years Ended December 31, 2021 and 2020
The following table sets forth Sonder’s results of operations for the periods presented and as a percentage of revenue (in thousands, except percentages):

	Years Ended December 31,
	2021		2020
Revenue	$232,944	100.0%	$115,678	100.0%
Cost of revenue (excluding depreciation and amortization)	201,445	86.5%	136,995	118.4%
Operations and support	142,728	61.3%	115,072	99.5%
General and administrative	106,135	45.6%	77,033	66.6%
Research and development	19,091	8.2%	17,552	15.2%
Sales and marketing	23,490	10.1%	12,848	11.1%

Total costs and expenses	$492,889	211.6%	$359,500	310.8%

Loss from operations	$(259,945)	(111.6)%	$(243,822)	(210.8)%
Interest expense, net and other expense, net	34,200	14.7%	6,171	5.3%

Loss before income taxes	$(294,145)	(126.3)%	$(249,993)	(216.1)%
Provision for income taxes	242	0.1%	323	0.3%

Net loss	$(294,387)	(126.4)%	$(250,316)	(216.4)%

Other comprehensive loss:
Change in foreign currency translation adjustment	1,633	0.7%	(740)	(0.6)%

Comprehensive loss	$(292,754)	(125.7)%	$(251,056)	(217.0)%
Revenue
The following table sets forth Sonder’s revenue for the periods shown (in thousands, except percentages):

	Years Ended December 31,		Change
	2021	2020	$	%
Revenue	$232,944	$115,678	$117,266	101.4%
Revenue increased $117.3 million, or 101.4%, for the year ended December 31, 2021, compared to the year ended December 31, 2020, due to a 55% increase in RevPAR resulting from a revival of travel demand as COVID-19 vaccination rates begin to increase throughout the globe and guests begin to look for vacation opportunities, and Live Unit growth contributing to increased Bookable Nights.

Costs and Expenses
The following table sets forth Sonder’s total costs and expenses for the periods shown (in thousands, except percentages):

	Years Ended December 31,		Change
	2021	2020	$	%
Cost of revenue (excluding depreciation and amortization)	$201,445	$136,995	$64,450	47.0%
Operations and support	142,728	115,072	27,656	24.0
General and administrative	106,135	77,033	29,102	37.8
Research and development	19,091	17,552	1,539	8.8
Sales and marketing	23,490	12,848	10,642	82.8
Total costs and expenses	$492,889	$359,500	$133,389	37.1%
Cost of Revenue (excluding depreciation and amortization)
Cost of revenue increased $64.5 million, or 47.0%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a $51.8 million increase in rental payments to real estate owners as a result of an increase in Live Units in the year ended December 31, 2021, a $8.7 million increase in cleaning expenses as a result of an increase in the number of check-outs as well as an increase in requests for cleaning services from Sonder’s guests, and an increase of $3.9 million in payment processing fees.
Operations and Support
Operations and support expense increased $27.7 million, or 24.0%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This increase was primarily due to a $12.3 million increase in employee compensation expense inclusive of stock compensation expense due to increase in headcount related to expected growth as pent-up travel demand and anticipated improvements in COVID-19 related conditions take hold and general and business travel begins, a $10.8 million increase in unit-related expenses, a $3.8 million increase in legal and professional fees due to additional costs incurred in connection with Sonder’s efforts to become a public company, and a $3.5 million increase in facility expenses from rent concessions related to COVID-19 during the year ended December 31, 2020. These increases were offset by a decrease of $2.8 million in loss on disposal of fixed assets, driven by the offboarding of live units in the year ended December 31, 2020 as a result of COVID-19.
General and Administrative
General and administrative expense increased $29.1 million, or 37.8%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a $27.0 million increase in employee compensation expense inclusive of stock compensation expense, of which $14.1 million was due to Sonder meeting certain vesting conditions for the CEO’s performance-based stock options and $12.9 million was due to an increase in headcount to account for increase in travel demand, and a $9.0 million increase in legal and professional fees primarily due to one-time additional costs incurred in connection with Sonder’s efforts to become a public company. These increases were offset by a $3.0 million decrease in occupancy and other indirect tax expenses due to the resolution of prior year amounts and steps Sonder has taken to improve tax collection by OTAs, a $2.5 million decrease in facility expense from permanently closing one of the corporate offices due to adopting remote working conditions, and a $2.4 million decrease in bad debt expense from increased efforts to collect accounts receivables.
Research and Development
Research and development expense increased $1.5 million or 8.8%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to an increase of $1.4 million related to the depreciation of certain assets.

Sales and Marketing
Sales and marketing expense increased $10.6 million, or 82.8%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to an increase of $8.2 million in channel transaction fees resulting from an uptick in bookings through Sonder’s various OTAs and an increase in employee related expenses inclusive of stock compensation expense of $1.9 million related to an increase in headcount to account for increased travel demand.
Interest Expense, Net and Other Expense (Income), Net
The following table sets forth Sonder’s total interest expense, net and other expense (income), net for the periods shown (in thousands, except percentages):

	Years Ended December 31,		Change
	2021	2020	$	%
Interest expense, net	$44,090	$6,402	$37,688	588.7%
Other income, net	(9,890)	(231)	(9,659)	4181.4
Total other (income) expense, net	$34,200	$6,171	$28,029	454.2%
Interest expense, net increased $37.7 million, or 588.7% for the year ended December 31, 2021 compared to the year ended December 31, 2020, due to Sonder entering into the Convertible Notes in March 2021.
Other income, net increased $9.7 million, or 4,181.4% for the year ended December 31, 2021 compared to the year ended December 31, 2020, due to a $12.8 million increase related to the fair value adjustments for the convertible debt and warrant liabilities, offset by a $3.2 million decrease related to foreign exchange losses as a result of an unfavorable change in exchange rates which impacted Sonder’s outstanding intercompany loans denominated in foreign currency.
Provision for Income Taxes
The following table sets forth Sonder’s total provision for income taxes for the periods shown (in thousands, except percentages):

	Years Ended December 31,		Change
	2021	2020	$	%
Provision for income taxes	$242	$323	$(81)	(25.1)%
Sonder’s effective tax rate for the year ended December 31, 2021, was lower than the 21% federal statutory income tax rate due to a valuation allowance of our net deferred tax assets and nondeductible expenses measured against a pre-tax loss. Sonder’s effective tax rate for the year ended December 31, 2020, was lower than the 21% federal statutory income tax rate due to a valuation allowance of our net deferred tax assets and nondeductible expenses measured against a pre-tax loss.
Sonder is subject to taxation in the United States and foreign jurisdictions. Its income tax filings are regularly examined by federal, state, and foreign tax authorities.
We have a valuation allowance for our net deferred tax assets, including federal, foreign and state net operating loss carryforwards, tax credits, and intangible assets. We expect to maintain these valuation allowances until it becomes more likely than not that the benefit of our deferred tax assets will be realized by way of expected future taxable income in the United States and other foreign jurisdictions.
As of December 31, 2021, and 2020, Sonder had net operating loss carryforwards for federal income tax purposes of $414.8 million and $262.7 million, respectively. Of the federal net operating loss carryforwards, $11.0 million will begin to expire in 2035, and $403.8 million will carry forward indefinitely. As of December 31, 2021, and 2020, Sonder had net operating loss carryforwards for state income tax purposes of $389.6 million and $239.9 million, respectively. Sonder had previously undertaken a study of its loss carryforwards within the meaning of

Section 382 of the U.S. Tax Code and although a prior year change was identified it is not believed to have a material impact on the availability to use net operating losses in the future.
In the event that we experience an ownership change within the meaning of Section 382 of the Internal Revenue Code, our ability to utilize net operating losses, tax credits, and other tax attributes may be limited. The most recent analysis of our historical ownership changes was completed through December 31, 2021. Based on the analysis, we do not anticipate a permanent limitation on the existing tax attributes under Section 382, although subsequent changes in our ownership structure may create such a limitation.
Liquidity and Capital Resources
As of December 31, 2021, Sonder’s principal source of liquidity was cash of $69.7 million, which was held for working capital purposes. Going forward, Sonder expects that cash from operations will provide a principal source of liquidity to Sonder. Sonder generates revenue from digital transactions directly with guests which are settled immediately through a payment processor, as well as generating revenue indirectly through OTAs, which is settled based on contractual terms. In March 2021, Sonder closed a securities offering consisting of convertible notes and received an aggregate principal amount of $165.0 million. Upon the Closing of the Business Combination on January 18, 2022, the convertible notes were converted into Sonder common stock. In addition, upon Closing of the Business Combination, the most significant change in Sonder’s future reported financial position and results is an increase in cash (as compared to the consolidated balance sheet at December 31, 2021) of approximately $405.9 million, net of the pay down of $29.0 million outstanding principal of the TPC loan, as well as non-recurring transaction costs of approximately $49.7 million, Cash consists of checking and interest-bearing accounts.
As of December 31, 2021, since inception, Sonder has incurred cumulative losses of $814.8 million from its operations, and it expects to continue to incur additional losses in the future. Sonder’s operations to date have been financed primarily by private equity investments in its common and redeemable convertible preferred stock.
Sonder believes that its existing sources of liquidity will be sufficient to fund its operations and debt obligations for at least the next 12 months. Sonder’s future capital requirements will depend on many factors, including its rate of revenue growth, its investment in research and development activities, the rate at which it expands its property portfolio and any future business acquisitions. To the extent that existing cash from operations is insufficient to fund Sonder’s future activities, it may need to raise additional funds through public or private equity or debt financing, including convertible debt or short-term bridge financing, or otherwise Sonder may be unable to adequately fund its business plans and it could have a negative effect on its business, operating cash flows, and financial condition.
Most of Sonder’s cash is held in the United States. As of December 31, 2021, Sonder’s foreign subsidiaries held $10.3 million of cash in foreign jurisdictions. Sonder currently does not intend or foresee a need to repatriate these foreign funds. As a result of the Tax Cuts and Jobs Act, however, Sonder anticipates the U.S. federal impact to be minimal if these foreign funds are repatriated and would not repatriate funds where there was a material tax cost. In addition, based on Sonder’s current and future needs, it believes its current funding and capital resources for its international operations are adequate.
Credit Facilities
Refer to Note 7. Debt of the Notes to Consolidated Financial Statements for discussion of Sonder’s credit facilities as of December 31, 2021.
Delayed Draw Notes
Upon the Closing of the Business Combination, Sonder drew down on the Note and Warrant Purchase Agreement with certain PIPE Investors for the sale of an aggregate of $165 million in principal amount of Delayed Draw Notes, and the note purchasers were issued warrants to purchase 2,475,000 shares of Common Stock.

Cash Flows
The following table sets forth Sonder’s cash flows for the periods indicated (in thousands):

	Years Ended December 31,
	2021	2020
Net cash used in operating activities	$(179,391)	$(202,502)
Net cash used in investing activities	(21,587)	(14,850)
Net cash provided by financing activities	148,571	226,561
Effects of foreign exchange on cash	(760)	(347)
Net change in cash, cash equivalents, and restricted cash	(53,167)	8,862
Cash Used in Operating Activities
Net cash used in operating activities for the year ended December 31, 2021 was $179.4 million. Sonder’s net loss for the year ended December 31, 2021 was $294.4 million, adjusted for non-cash charges, primarily consisting of $37.5 million due to the straight lining of rent over the period, $35.1 million related to the amortization of debt discount, $25.2 million of share-based compensation expense, $17.7 million of depreciation and amortization, $2.4 million of unrealized loss on foreign currency transactions, $2.4 million from the amortization of debt issuance costs, and $2.1 million related to the fair value of warrants, offset by $14.8 million of change in fair value of the share-settled redemption feature related to Sonder’s convertible notes issued in March 2021. Additional sources of cash flows resulted from changes in working capital of $6.6 million.
Net cash used in operating activities for the year ended December 31, 2020 was $202.5 million. Sonder’s net loss for the year ended December 31, 2020 was $250.3 million, adjusted for non-cash charges, primarily consisting of $17.0 million of depreciation and amortization, $7.2 million of share-based compensation expense, $3.8 million of capital assets which were written off, $2.6 million related to bad debt expense, and $1.8 million due to the straight lining of rent. Additional sources of cash flows resulted from changes in working capital of $15.0 million.
Cash Used in Investing Activities
Net cash used in investing activities for the year ended December 31, 2021 was $21.6 million, which was primarily related to the purchases of furniture and fixtures for Sonder’s units made available to guests, in addition to costs related to internally developed software, and for corporate purchases for Sonder’s general operating activities.
Net cash used in investing activities for the year ended December 31, 2020 was $14.9 million, which was primarily related to the purchases of furniture and fixtures for Sonder’s units made available to guests as well as for corporate purchases for Sonder’s general operating activities.
Cash Provided by Financing Activities
Net cash provided by financing activities for the year ended December 31, 2021 was $148.6 million, primarily related to $162.4 million from debt financing through the issuance of convertible notes, net of issuance costs, offset by $18.8 million in repayment of debt.
Net cash provided by financing activities for the year ended December 31, 2020 was $226.6 million, primarily related to $207.3 million in proceeds received from the issuance of convertible preferred and common stock, and $24.4 million in proceeds from debt financing, which was offset by $6.7 million in repayment of debt.
Effect of Exchange Rates
Sonder’s changes in cash can be impacted by the effect of fluctuating exchange rates. For the years ended December 31, 2021 and 2020, Sonder recorded a $0.8 million decrease and a $0.3 million decrease in cash, respectively, primarily due to the strengthening of the U.S. dollar.

Off-Balance Sheet Arrangements
As of December 31, 2021, Sonder had the following off-balance sheet arrangements:
Letters of Credit
As of December 31, 2021, Sonder had $27.4 million of irrevocable standby letters of credit outstanding, of which $23.7 million were under its revolving credit facilities. Letters of credit are primarily used as a form of security deposits for the buildings and partial buildings Sonder leases.
Surety Bonds
A portion of Sonder’s leases is supported by surety bonds provided by affiliates of certain insurance companies. As of December 31, 2021, Sonder had assembled commitments from six surety providers in the amount of $56.4 million, of which $32.1 million was outstanding and was an off-balance sheet arrangement. The availability, terms and conditions, and pricing of bonding capacity are dependent on, among other things, continued financial strength and stability of the insurance company affiliates providing the bonding capacity, general availability of such capacity and Sonder’s corporate credit rating.
Indemnification Agreements
In the ordinary course of business, Sonder includes limited indemnification provisions under certain agreements with parties with whom Sonder has commercial relations of varying scope and terms. Under these contracts, Sonder may indemnify, hold harmless and agree to reimburse the indemnified party for losses suffered or incurred by the indemnified party in connection with breach of the agreements, or intellectual property infringement claims made by a third party, including claims by a third party with respect to Sonder’s domain names, trademarks, logos and other branding elements to the extent that such marks are applicable to its performance under the subject agreement. It is not possible to determine the maximum potential loss under these indemnification provisions due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision. To date, no significant costs have been incurred, either individually or collectively, in connection with Sonder’s indemnification provisions.
In addition, Sonder has entered into indemnification agreements with Sonder’s directors, executive officers and certain other employees that require Sonder, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, executive officers, or employees.
Contractual Obligations and Commitments
The following table summarizes Sonder’s contractual obligations and commitments as of December 31, 2021 (in thousands):

	Payments Due By Period
	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
2018 Term Loan	$24,484	$13,114	$11,370	$—	$—
Operating Lease Obligations(1)	3,541,908	279,093	784,455	837,123	1,641,237
Total	$3,566,392	$292,207	795,825	837,123	1,641,237
__________________
(1)Operating lease obligations primarily represent the initial contracted term for leases of Sonder’s revenue generating buildings and partial buildings, not including any future optional renewal periods.
On March 12, 2021, pursuant to a note purchase agreement, Sonder issued the Convertible Notes to certain investors for an aggregate principal amount of $165.0 million. By their terms, the Convertible Notes will mature on March 12, 2022, unless converted in accordance with the conversion terms prior to such date. The outstanding principal and accrued and unpaid interest of the Convertible Notes were automatically converted into Sonder’s common stock upon the closing of the Business Combination on January 18, 2022.

On December 10, 2021, Sonder entered into a Note and Warrant Purchase Agreement with certain PIPE Investors (the “Purchasers”) for the sale of delayed draw notes (the “Delayed Draw Notes”) to be available to Sonder following the completion of the Business Combination. The agreement also provided that the Purchasers will be issued warrants to purchase shares of Common Stock in connection with the transaction. In January 2022, Sonder drew down on $165 million in Delayed Draw Notes and issued warrants to purchase 2,475,000 shares of Common Stock to the Purchasers.
Quantitative and Qualitative Disclosures About Market Risk
Sonder’s substantial global operations exposes it to various market risks, primarily including foreign currency risk and interest rate risk.
Foreign Currency Exchange Risk
Sonder transacts business in multiple currencies worldwide, of which the most significant currency for the years ended December 31, 2021 and 2020 was the U.S. dollar supporting its operations. Sonder’s international revenue, as well as costs and expenses denominated in foreign currencies, exposes it to the risk of fluctuations in foreign currency exchange rates against the U.S. dollar. Accordingly, Sonder is subject to foreign currency risk, which may adversely impact its financial results.
Sonder has foreign currency exchange risks related primarily to:
•Revenue, rent, and cleaning fees, which are included in cost of revenue, associated with bookings through its direct and indirect channels denominated in currencies other than the U.S. dollar;
•Balances held as funds receivable and amounts held on behalf of guests as well as funds payable and amounts payable to guests; and
•Intercompany balances primarily related to its payment entities that process guest payments.
For revenue and cost of revenue associated with bookings through its direct and indirect channels outside of the United States, Sonder generally receives net foreign currency amounts and therefore benefits from a weakening of the U.S. dollar, and is adversely affected by a strengthening of the U.S. dollar. Movements in foreign exchange rates are recorded in other expense, net in Sonder’s consolidated statements of operations and comprehensive loss.
Sonder has experienced and will continue to experience fluctuations in foreign exchange gains and losses related to variable exchange rates. If Sonder’s foreign-currency denominated assets, liabilities, revenue, or expenses increase, its results of operations may be more significantly impacted by fluctuations in the exchange rates of the currencies in which Sonder does business.
Interest Rate Risk
Sonder is exposed to interest rate risk related primarily to its outstanding debt. Changes in interest rates affect the interest earned on its total cash as well as interest paid on its debt.
Sonder has not been exposed to, nor anticipates exposure to, material risks due to changes in interest rates. A hypothetical 100 basis points increase or decrease in interest rates would not have had a material impact on its consolidated financial statements as of December 31, 2021.
Critical Accounting Policies and Estimates
Sonder’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires Sonder to make estimates and assumptions that affect the reported amounts and related disclosures. Sonder considers an accounting policy and estimates to be critical if: (1) Sonder must make assumptions that were uncertain when the estimate was made; and (2) changes in the estimate, or selection of a different estimate methodology could have a material effect on Sonder’s consolidated results of operations or financial condition.

While Sonder believes that its estimates, assumptions, and judgments are reasonable, they are based on information available when the estimate or assumption was made. Actual results may differ significantly. Additionally, changes in assumptions, estimates or assessments due to unforeseen events or otherwise could have a material impact on Sonder’s financial position or results of operations.
The critical accounting estimates, assumptions, and judgments Sonder believes to have the most significant impact on the audited annual consolidated financial statements are described below. See Note 2 to the audited consolidated financial statements included elsewhere in this report for additional information related to critical accounting estimates and significant accounting policies.
Revenue Recognition
Sonder generates revenues primarily by providing short-term or month-to-month accommodations to its guests. Revenues are recognized on a straight-line basis over the guest stay commencing upon guest check-in and ending at guest check-out, net of discounts and refunds. For short-term accommodations, Sonder’s guests agree to its Terms of Service (“ToS”) and make payments for their accommodations at the time of reservation. For month-to-month accommodations, Sonder’s guests agree to its ToS and make payments for their accommodations in accordance with the lease contracts. Guests generally have the right to cancel prior to check-in, and are entitled to refunds in accordance with the agreed ToS. Payments received from guests prior to check-in are recognized as deferred revenue on the consolidated balance sheet. Sonder is required to collect certain taxes and fees from guests on behalf of governmental agencies and remit these to the applicable governmental agencies on a periodic basis. Sonder recognizes revenues net of taxes and fees collected.
For revenue generated from management contracts with third-party property owners, Sonder generally receives base fees, which are fixed fees, and incentives fees, which are a percentage of the revenues or profits of accommodations. Sonder recognizes base fees on a monthly basis over the term of the agreement as those amounts become payable and incentive fees on a monthly basis over the term of the agreement based on each property’s financial results.
Leases
Sonder’s cost of revenue primarily consists of rental expenses from buildings or portions of buildings that serve as accommodations for its guests. Cost of revenue also includes cleaning costs and payment processing charges. Sonder does not recognize depreciation expense in cost of revenue as the accommodations provided to its guests are considered to be operating leases. Sonder also leases other properties such as warehouses to store furniture and corporate offices. Under ASC 840, leases are classified at their inception as either operating or capital leases based on the economic substance of the agreement. As of December 31, 2021 and 2020, there were no capital leases. The lease term is also determined at lease inception and generally begins on the date Sonder takes possession of the full or partial portions of leased premises.
Sonder’s rent payment schedules vary by lease term per executed lease agreements and can be monthly, quarterly or bi-annually. A large majority of Sonder’s leases contain provisions for rent abatement periods, rent escalation, and tenant improvement allowances. Upon termination of a lease, related lease balances on the consolidated balance sheet are written-off. A liability for costs to terminate a lease before the end of its term is recognized in accordance with the lease terms and recorded in operations and support on the consolidated statement of operations and comprehensive loss. Certain leases require the payment of real estate taxes, insurance, and certain common area maintenance costs in addition to minimum rent payments. These amounts are expensed as incurred and are included within operations and support on Sonder’s consolidated statement of operations for the properties for its guests and within general and administrative on Sonder’s consolidated statement of operations for its warehouses and corporate offices in the accompanying consolidated statements of operations and comprehensive loss.
As a result of COVID-19, Sonder sought rent concessions from its real estate owners, which led to a series of lease amendments during 2020.

Sonder has concluded that the total cash flows resulting from the modified leases were substantially the same or less than the cash flows in the original lease contracts, and pursuant to the relief provided by the FASB, has elected to not evaluate whether the concessions provided by the real estate owners due to COVID-19 are lease modifications under ASC 840. Sonder has accounted for the COVID-related concessions using variable lease expense approach.
Income Taxes
Sonder is subject to income taxes in the United States and foreign jurisdictions in which it operates. Sonder accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carry-forwards. A valuation allowance is recorded for deferred tax assets if it is more likely than not that the deferred tax assets will not be realized. Sonder is subject to the continuous examination of its income tax returns by tax authorities that may assert assessments against Sonder. Sonder regularly assesses the likelihood of adverse outcomes resulting from these examinations and assessments to determine the adequacy of Sonder’s provision for income taxes.
Stock-Based Compensation
Stock-based compensation expense attributable to equity awards granted to employees is measured at the grant date based on the fair value of the award. The expense is recognized on a straight-line basis over the requisite service period for awards that vest, which is generally the period from the grant date to the end of the vesting period. Sonder estimates the fair value of stock option awards granted using the Black-Scholes-Merton option pricing model. This model requires various significant judgmental assumptions in order to derive a fair value determination for each type of award, including the fair value of Sonder’s common stock, the expected term, expected volatility, expected dividend yield, and risk-free interest rate. These assumptions used in the Black-Scholes-Merton option-pricing model are estimated as follows:
•Expected Term — The expected term for options granted to employees, officers, and directors is calculated based on Sonder’s historical pattern of option exercise behavior and the period of time they are expected to be outstanding. The expected term for options granted to consultants is determined using the remaining contractual life.
•Risk-Free Interest Rate — The risk-free interest rate used in the valuation method is the implied yield currently available on the United States treasury zero-coupon issues, with a remaining term equal to the expected life term of Sonder’s options.
•Expected Volatility — The expected volatility is based on the average volatility of similar public entities within Sonder’s peer group as Sonder’s stock has not been publicly trading for a long enough period to rely on its own expected volatility.
•Expected dividend yield — Expected dividend yield is zero, as Sonder has not paid and does not anticipate paying dividends on its common stock.
All grants of stock options have an exercise price equal to or greater than the fair value of Sonder’s common stock on the date of grant. Sonder accounts for forfeitures as they occur.
Common Stock Valuation
As there historically was no public market for Sonder’s stock, it had used the assistance of a third-party valuation specialist in estimating the fair value of Sonder’s stock in accordance with the guidance set forth in Valuation of Privately-Held-Company Equity Securities Issued as Compensation, as published by the American Institute of Certified Public Accountants. Sonder’s board of directors historically exercised its reasonable judgement and considered subjective factors it believed were material to its valuation process which was prepared by third party valuation experts, and included but was not limited to:
•The price at which recent equity was issued by Sonder or transacted between third parties;

•The rights, preferences, privileges of Sonder’s preferred stock relative to those of its common stock;
•Actual and projected financial results;
•Risks, prospects, economic and market conditions;
•The time frame for a potential public offering;
•Estimates of weighted average cost of capital; and
•The lack of marketability of Sonder’s common stock.
Sonder believes the combination of these factors provided a best appropriate estimate of the fair value of its common stock at each grant date.
Prospective financial information, which considers Sonder’s past and expected future performance, was used in the computation of each valuation. There is inherent uncertainty in the prospective financial information as assumptions and estimates used are highly subjective and subject to changes as a result of factors that may impact Sonder’s business, such as changes in its operations or industry, regulatory or economic conditions.
Internal Control over Financial Reporting
During the year ended December 31, 2021, Sonder identified a material weakness in its internal control over financial reporting related to the design and implementation of systems to capture and record lease agreements timely and accurately. Sonder has concluded that this material weakness in its internal control over financial reporting is due to the fact that it has limited resources and has not had the necessary business processes and related internal controls formally designed and implemented. In addition, Sonder has not had the appropriate resources and the appropriate level of experience and technical expertise to oversee its business processes and controls.
To remediate this material weakness, Sonder has engaged a third party consultant and is developing formal policies and procedures over its lease administration process, implementing a lease administration and accounting system, and providing additional training to personnel responsible for the relevant controls.
During the year ended December 31, 2020, Sonder identified material weaknesses in its internal control over financial reporting related to its financial closing and reporting process and to its general information technology controls. These material weaknesses were remediated during the year ended December 31, 2021.
Recent Accounting Pronouncements
See Note 2. Summary of Significant Accounting Policies to Sonder’s consolidated financial statements included elsewhere in this report for a description of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted.
Emerging Growth Company Status
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.
Sonder is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Sonder will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which Sonder has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which Sonder has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2026. Sonder expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare Sonder’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.